Exhibit 99.3

SERIES A MUNIFUND PREFERRED SHARES (MFP) PURCHASE AND EXCHANGE AGREEMENT

dated as of

January 29, 2018

between

NUVEEN QUALITY MUNICIPAL INCOME FUND,

as Issuer

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Purchaser

(NAD - SERIES A MFP SHARES)

6.7	Maintenance of Approvals: Filings, Etc.	16
6.8	Inspection Rights	16
6.9	Litigation, Etc.	17
6.10	1940 Act Registration	17
6.11	Eligible Assets	17
6.12	Credit Quality	17
6.13	Maintenance of Effective Leverage Ratio	17
6.14	Tender and Paying Agent	18
6.15	Cooperation in the Sale of the MFP Shares	18
6.16	Use of Proceeds	18
6.17	Securities Depository	18
6.18	Future Agreements	18
6.19	Rating Agencies	19

ARTICLE VII MISCELLANEOUS		19

7.1	Notices	19
7.2	No Waivers	20
7.3	Expenses and Indemnification	20
7.4	Amendments and Waivers	22
7.5	Successors and Assigns	22
7.6	Term of this Agreement	23
7.7	Governing Law	23
7.8	Waiver of Jury Trial	23
7.9	Counterparts	23
7.10	Beneficiaries	23
7.11	Entire Agreement	23
7.12	Relationship to the Statement and Supplement	23
7.13	Confidentiality	24
7.14	Severability	24
7.15	Consent Rights of the Majority Participants to Certain Actions	24
7.16	Disclaimer of Liability of Officers, Trustees and Shareholders	25
7.17	Transition Remarketing	25

SERIES A MUNIFUND PREFERRED SHARES (MFP) PURCHASE AND EXCHANGE AGREEMENT dated as of January 29, 2018, between NUVEEN QUALITY MUNICIPAL INCOME FUND, a closed-end fund organized as a Massachusetts business trust, as issuer (the “Fund”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, organized and existing as a national banking association under the laws of the United States of America, including its successors by merger or operation of law (and not merely by assignment of all or part of this Agreement (as defined below) or transfer of the MFP Shares (as hereinafter defined)), as the purchaser of the MFP Shares hereunder (the “Purchaser”).

WHEREAS, the Fund has authorized the issuance pursuant to the Statement (as defined below) and the Supplement (as defined below) to the Purchaser of its Series A MuniFund Preferred Shares, with a liquidation preference of $100,000 per share, as set forth in Schedule 1 hereto, which are subject to this Agreement (the “MFP Shares”);

WHEREAS, the Fund and the Purchaser entered into that certain VMTP Purchase Agreement (the “Old VMTP Purchase Agreement”), dated as of September 12, 2016, pursuant to which the Purchaser purchased from the Fund, and the Fund issued to the Purchaser, 4,070 of the Fund’s Variable Rate MuniFund Term Preferred Shares, Series 2018, with a liquidation preference of $100,000 per share (the “Old VMTP Shares”);

WHEREAS, the Purchaser and the Fund desire to exchange 4,070 Old VMTP Shares for 4,070 MFP Shares, such exchange to be conducted on a 1-for-1 basis on the terms and subject to the conditions set forth in this Agreement (the “Exchange”); and, in addition, the Fund desires to issue and sell 2,000 MFP Shares to the Purchaser for cash, and the Purchaser desires to purchase such MFP Shares, such issuance, sale and purchase to be conducted on the terms and subject to the conditions set forth in this Agreement (the “Sale” and, together with the Exchange, the “Transactions”);

WHEREAS, in connection with the Exchange, the Fund has authorized (1) the acceptance of the Old VMTP Shares surrendered by the Purchaser in exchange for 4,070 MFP Shares, and (2) the cancellation of the Old VMTP Shares;

WHEREAS, in connection with the Exchange, the Purchaser has authorized (1) the surrender to the Fund of the Old VMTP Shares in exchange for 4,070 MFP Shares and cancellation of the Old VMTP Shares by the Fund, and (2) the acceptance of the 4,070 MFP Shares in exchange for the Old VMTP Shares so surrendered;

WHEREAS, as an inducement to the Purchaser to acquire the MFP Shares pursuant to the Transactions, the Fund desires to enter into this Agreement to set forth certain representations, warranties, covenants and agreements regarding the Fund and MFP Shares; and

WHEREAS, as an inducement to the Fund to issue to the Purchaser the MFP Shares pursuant to the Transactions, the Purchaser desires to enter into this Agreement to set forth certain representations, warranties, covenants and agreements regarding the Purchaser, the MFP Shares and the Old VMTP Shares, as applicable.

NOW, THEREFORE, in consideration of the respective agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms, as used herein, have the following meanings:

“Additional Amount Payment” has the meaning set forth in the Supplement.

“Agreement” means this Series A MuniFund Preferred Shares (MFP) Purchase and Exchange Agreement, dated as of January 29, 2018, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Applicable Spread” has the meaning set forth in the Supplement.

“Asset Coverage” has the meaning set forth in the Statement.

“Beneficial Owner” has the meaning set forth in the Statement.

“Board of Trustees” has the meaning set forth in the Statement.

“Business Day” has the meaning set forth in the Statement.

“By-Laws” has the meaning set forth in the Statement.

“Closed-End Funds” has the meaning set forth in Section 2.1(c).

“Code” has the meaning set forth in the Statement.

“Common Shares” has the meaning set forth in the Statement.

“Custodian” has the meaning set forth in the Statement.

“Date of Original Issue” has the meaning set forth in the Statement.

“Declaration” has the meaning set forth in the Statement.

“Derivative Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, repurchase transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Dividend Payment Date” has the meaning set forth in the Supplement.

“Dividend Rate” has the meaning set forth in the Supplement.

“Dividend Reset Period” has the meaning set forth in the Supplement.

“Due Diligence Request” means the due diligence request letter from Chapman and Cutler LLP dated January 17, 2018.

“Effective Date” means January 29, 2018, subject to the satisfaction or waiver of the conditions specified in Article III.

“Effective Leverage Ratio” has the meaning set forth in the Supplement.

“Eligible Assets” means the instruments listed in Exhibit B to this Agreement, which may be amended from time to time with the prior consent of the Purchaser, in which the Fund may invest.

“Exchange” has the meaning set forth in the preamble to this Agreement.

“Fee Rate” means initially 0.25% per annum, which shall be subject to increase by 0.25% per annum for each Week in respect of which any Reporting Failure has occurred and is continuing.

“Fitch” means Fitch Ratings, Inc., a Delaware corporation, and its successors.

“Force Majeure Exception” means, for purposes of Section 2.5, any failure or delay in the performance of the Fund’s reporting obligations under Sections 6.1(o) or 6.1(p) arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; acts of civil or military authority and governmental action. The Fund shall use commercially reasonable efforts to commence performance of its obligations during any of the foregoing circumstances.

“Fund” has the meaning set forth in the preamble to this Agreement.

“Holder” has the meaning set forth in the Statement.

The word “including” means “including without limitation.”

“Indemnified Persons” means the Purchaser and its affiliates and directors, officers, partners, employees, agents, representatives and control persons entitled to indemnification by the Fund under Section 7.3.

“Information” has the meaning set forth in Section 7.13.

“Investment Adviser” means Nuveen Fund Advisors, LLC, or any successor company or entity.

“Liquidation Preference” means, with respect to a given number of MFP Shares, $100,000 times that number.

“Majority Participants” means the Holder(s) of more than 50% of the Outstanding MFP Shares.

“Managed Assets” means the Fund’s net assets, including assets attributable to any principal amount of any borrowings (including the issuance of commercial paper or notes) or preferred shares outstanding. For the avoidance of doubt, assets attributable to borrowings includes the portion of the Fund’s assets in a tender option bond trust of which the Fund owns the residual interest (without regard to the value of the residual interest to avoid double counting).

“Market Value” has the meaning set forth in the Statement.

“MFP Shares” has the meaning set forth in the preamble to this Agreement.

“Mode” has the meaning set forth in the Statement.

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors.

“Municipal Securities” means municipal securities as described under “The Fund’s Investments—Municipal Securities” in the Offering and Information Memorandum.

“1940 Act” means the Investment Company Act of 1940, as amended.

“NRSRO” has the meaning set forth in the Statement.

“Nuveen Persons” means the Investment Adviser or any affiliated person of the Investment Adviser (as defined in Section 2(a)(3) of the 1940 Act) (other than the Fund, in the case of a redemption or purchase of MFP Shares which are to be cancelled within ten (10) days of purchase by the Fund).

“Offering and Information Memorandum” means the Offering and Information Memorandum of the Fund relating to the offering and exchange of the MFP Shares, dated January 26, 2018, as the same may be amended, revised or supplemented from time to time.

“Old VMTP Purchase Agreement” has the meaning set forth in the preamble to this Agreement.

“Old VMTP Shares” has the meaning set forth in the preamble to this Agreement.

The word “or” is used in its inclusive sense.

“Outstanding” has the meaning set forth in the Statement.

“Overconcentration Amount” means as of any date of calculation of the Effective Leverage Ratio for the Issuer, an amount equal to the sum of (without duplication):

(a)

for investments (excluding pre-refunded securities) of the Fund constituting obligations of issuers within a single state or territory rated below AA (or the equivalent): 25% of the Market Value of such investments in excess of 25.0% but not in excess of 30.0%; plus 100% of the Market Value of such investments in excess of 30.0%;

(b)

for investments (excluding pre-refunded securities) of the Fund rated below A- (or the equivalent): 25% of the Market Value of such investments in excess of 35.0% but not in excess of 40.0%; 100% of the Market Value of such investments in excess of 40.0%;

(c)

for investments (excluding pre-refunded securities) of the Fund that are unrated by any of Fitch, Moody’s or S&P: 25% of the Market Value of such investments in excess of 25.0% but not in excess of 35.0%; plus 100% of the Market Value of such investments in excess of 35.0%;

(d)

for investments (excluding pre-refunded securities) of the Fund that are obligations of a single issuer and that are rated at least BBB- (or the equivalent): 100% of the Market Value of such investments in excess of 15.0%;

(e)

for investments (excluding pre-refunded securities) of the Fund that are obligations of a single issuer and that are rated below BBB- (or the equivalent): 100% of the Market Value of such investments in excess of 5.0%;

(f)

for investments (excluding pre-refunded securities) of the Fund that constitute exempt interest obligations backed primarily by payments from tobacco companies: 100% of the Market Value of such investments in excess of 20.0%; and

(g)

for investments (excluding pre-refunded securities) of the Fund in a single Sector: 25% of the Market Value of such investments in excess of 30.0% but not in excess of 35.0%; plus 100% of the Market Value of such investments in excess of 35.0%;

in each case, as a percentage of the Market Value of the Fund’s Managed Assets.

The rating of any investment (e.g., AA (or the equivalent)) used in determining the Overconcentration Amount shall be (a) the rating assigned to such investment if rated by only one of Fitch, Moody’s and S&P, (b) the higher of the ratings assigned to such investment if rated by any two of Fitch, Moody’s and S&P, (c) the highest rating assigned to such investment if rated by all three of Fitch, Moody’s and S&P, or (d) the equivalent rating based on the Fund’s internal credit due diligence, if not rated by any of Fitch, Moody’s and S&P.

“Person” has the meaning set forth in the Statement.

“Preferred Shares” has the meaning set forth in the Supplement.

“Purchase Price” means, in respect of the 2,000 MFP Shares sold to the Purchaser for cash, U.S. $200,000,000.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

“Rating Agency” means each of Fitch (if Fitch is then rating MFP Shares) and any other NRSRO then providing a rating for the MFP Shares pursuant to the request of the Fund.

“Rating Agency Guidelines” means the guidelines provided by each Rating Agency, as they exist from time to time, applied by such Rating Agency in connection with the Rating Agency’s rating of the MFP Shares.

“Related Documents” means this Agreement, the Declaration, the Statement, the Supplement, the MFP Shares and the By-Laws.

“Reporting Date” has the meaning set forth in Section 6.1(o).

“Reporting Failure” has the meaning set forth in Section 2.5.

“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, and its successors.

“SEC” has the meaning set forth in Section 6.1(a).

“Sector” means the sectors listed on Exhibit E to this Agreement, which may be amended from time to time with the prior consent of the Purchaser.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Depository” means The Depository Trust Company, New York, New York, and any substitute for or successor to such securities depository that shall maintain a book-entry system with respect to the MFP Shares.

“Statement” means the Statement Establishing and Fixing the Rights and Preferences of Series A MuniFund Preferred Shares, effective January 29, 2018, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions thereof, including by any supplement thereto applicable for the period of the Mode established by such supplement and including the Supplement.

“Supplement” means the Variable Rate Mode Supplement.

“Tender and Paying Agent” means The Bank of New York Mellon or, with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld), any successor Person, which has entered into an agreement with the Fund to act in such capacity as the Fund’s tender agent, transfer agent, registrar, dividend disbursing agent, paying agent, redemption price disbursing agent and calculation agent in connection with the payment of regularly scheduled dividends with respect to MFP Shares.

“Transition Remarketing” has the meaning set forth in the Supplement.

“Transition Remarketing Agent” has the meaning set forth in the Supplement.

“Variable Rate Mode” means the Initial Mode established for the MFP Shares by the terms and conditions of the Statement as modified by the Variable Rate Mode Supplement.

“Variable Rate Mode Supplement” means the Supplement included as Appendix A to the Statement relating to the Initial Mode, as it may be amended or supplemented from time to time.

“Voting Trust” has the meaning set forth in Section 2.3(b).

“Week” means a period of seven (7) consecutive calendar days.

“Withdrawing Rating Agency” has the meaning set forth in Section 6.19.

“written” or “in writing” means any form of written communication, including communication by means of telex, telecopier or electronic mail.

1.1	Incorporation of Certain Definitions by Reference

Each capitalized term used herein and not otherwise defined herein shall have the meaning provided therefor (including by incorporation by reference) in the Statement or the Supplement.

ARTICLE II

PURCHASE BY MEANS OF EXCHANGE AND TRANSFERS, COSTS AND EXPENSES; ADDITIONAL FEES

2.1	Purchase and Transfers of the MFP Shares

(a)

Purchase by means of exchange: On the Effective Date, the Purchaser (or a representative thereof duly authorized to act on its behalf) will surrender to the Fund 4,070 Old VMTP Shares, in exchange for the issuance by the Fund to the Purchaser of 4,070 MFP Shares, with such surrender and issuance effected through the Securities Depository.

(b)

Cash purchase: On the Effective Date, the Purchaser will acquire 2,000 of the MFP Shares by payment of the Purchase Price in immediately available funds through the account of its agent at the Securities Depository.

(c)

The Purchaser agrees that it may make offers and sales of the MFP Shares in compliance with the Securities Act and applicable state securities laws only to (1)(i) Persons that it reasonably believes are QIBs that are registered closed-end management investment companies, the common shares of which are traded on a national securities exchange (“Closed-End Funds”), banks (or affiliates of banks), insurance companies or registered open-end management investment companies, in each case, pursuant to Rule 144A or another available exemption from registration under the Securities Act, in a manner not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act, (ii) tender option bond trusts or similar vehicles in which all investors are Persons that the Purchaser reasonably believes are QIBs that are Closed-End Funds, banks (or affiliates of banks), insurance companies or registered open-end management investment companies or (iii) other investors with the prior written consent of the Fund and (2) unless the prior written consent of the Fund and the Majority Participants has been obtained, Persons that are not Nuveen Persons if such Nuveen Persons would, after such sale and transfer, own more than 20% of the Outstanding MFP Shares. Any transfer in violation of the foregoing restrictions shall be void ab initio. In connection with any transfer of the MFP Shares, other than a transfer to the Purchaser, each transferee (including, in the case of a tender option bond trust, the depositor or trustee or other fiduciary thereunder acting on behalf of such transferee) will be required to deliver to the Fund a transferee certificate set forth as Exhibit C. For all purposes under this Agreement, the Statement and the Supplement, the Fund shall be deemed to have notice only of any transfer for which a transferee certificate as set forth in Exhibit C is delivered in accordance with the notice provision of Section 7.1.

2.2	Payment of Final Dividend on the Old VMTP Shares

The Fund and the Purchaser hereby agree that (i) the final “Dividend Payment Date” (as defined in the Statement Establishing and Fixing the Rights and Preferences of Variable Rate MuniFund Term Preferred Shares for the Old VMTP Shares (the “Old VMTP Statement)), for payment of the dividends accumulated on the Old VMTP Shares from and including January 1, 2018 through and including January 28, 2018, shall be February 1, 2018 (the “Old VMTP Shares Final Dividend Payment”), and (ii) the Fund shall make payments of dividends (a) on February 1, 2018 consisting of the Old VMTP Shares Final Dividend Payment, to be made under CUSIP 67066V 838 and (b) on March 1, 2018 the initial dividend payment in respect of the MFP Shares, consisting of dividends accumulated on the MFP Shares from and including January 29, 2018 through and including February 28, 2018, to be made under CUSIP 67066V 812. The Old VMTP Statement is hereby deemed amended by the Fund to the extent necessary to effect the Old VMTP Shares Final Dividend Payment as stated above, and the Purchaser, as the Holder of 100% of the outstanding Old VMTP Shares, hereby consents to such deemed amendment of the Old VMTP Statement.

2.3	Operating Expenses; Fees

(a)	The Fund shall pay amounts due to be paid by it hereunder (including any incidental expenses but not including redemption or dividend payments on the MFP Shares) as operating expenses.

(b)

On the Effective Date, the Fund shall pay up to $35,000 of the fees and expenses of the Purchaser’s outside counsel in connection with (i) the negotiation and documentation of the transactions contemplated by this Agreement and (ii) the initial organization and set up of a voting trust to be formed with respect to the MFP Shares (the “Voting Trust”).

(c)

The Fund shall pay up to $13,500 annually, beginning with the calendar year ending December 31, 2018, of the fees and expenses incurred by the Purchaser in connection with ongoing maintenance and operation of the Voting Trust, until the earliest to occur of (1) the termination of the Voting Trust; (2) the Purchaser’s transfer or sale of all of the MFP Shares; (3) the end of the Variable Rate Mode; and (4) the termination of this Agreement pursuant to Section 7.6 hereof.

(d)

With respect to the fees and expenses described in subsection (c) of this Section 2.3, the Fund will pay such fees and expenses within thirty (30) days of receipt of the associated invoice. For avoidance of doubt, the Fund’s responsibilities with respect to the fees and expenses described in subsections (b) (ii) and (c) are exclusive of each other.

2.4	Cancellation of Old VMTP Shares

Contemporaneously with the issuance of the MFP Shares upon consummation of the Exchange, the Fund shall, and shall cause the redemption and paying agent for the Old VMTP Shares to, cancel all of the Old VMTP Shares, and the Old VMTP Purchase Agreement shall be terminated and shall no longer be in effect (other than any provisions thereof that by their express terms survive the repayment in full of all amounts owed to the Purchaser under the Old VMTP Purchase Agreement and the Old VMTP Shares).

2.5	Additional Fee for Failure to Comply with Reporting Requirement

For so long as the Purchaser is a Holder or Beneficial Owner of any Outstanding MFP Shares, if the Fund fails to comply with the reporting requirements set forth in Section 6.1(o) or 6.1(p) (except as a result of a Force Majeure Exception) and such failure is not cured within three (3) Business Days after written notification to the Fund by the Purchaser of such failure (a “Reporting Failure”), the Fund shall pay to the Purchaser on the Dividend Payment Date occurring in the month immediately following a month in which a Reporting Failure occurs or is continuing a fee, calculated in respect of each Week (or portion thereof) during such month in respect of such Reporting Failure and beginning on the date of such Reporting Failure, equal to the product of (a) the Fee Rate, times (b) the aggregate average daily Liquidation Preference of the MFP Shares held by the Purchaser during such Week or portion thereof, times (c) the quotient of the number of days in such Week or portion thereof divided by the number of calendar days in the year in which such Week or portion thereof occurs.

Notwithstanding the foregoing, in no event shall (i) the fee payable pursuant to this Section 2.5 for any Week plus the Applicable Spread on the MFP Shares for such Week exceed an amount (exclusive of any Additional Amount Payment) equal to the product of (x) 5.70% times (y) the aggregate average daily Liquidation Preference of the MFP Shares held by the Purchaser during such Week or portion thereof, times (z) the quotient of the number of days in such Week or portion thereof divided by the number of calendar days in the year in which such Week or portion thereof occurs, (ii) the fee payable pursuant to this Section 2.5 for any Week plus the amount of dividends payable at the Dividend Rate for the MFP Shares for such Week exceed an amount equal to the product of (aa) 15%, times (bb) the aggregate average daily Liquidation Preference of the MFP Shares held by the Purchaser during such Week or portion thereof, times (cc) the quotient of the number of days in such Week or portion thereof divided by the number of calendar days in the year in which such Week or portion thereof occurs, (iii) the Fund be required to calculate or pay a fee in respect of more than one Reporting Failure in any Week or (iv) any payment be made under this Section 2.5 that would cause the Fund to violate the terms of any series of its Outstanding Preferred Shares as a result of the Fund’s failure to have paid any distribution then required to be paid on any series of its outstanding Preferred Shares, provided that the Fund shall pay all accrued and unpaid amounts otherwise payable under this Section 2.5 when such amounts may be paid under the terms of its outstanding Preferred Shares following the cure of any such failure to pay distributions thereunder.

ARTICLE III

CONDITIONS TO EFFECTIVE DATE

It shall be a condition to the purchase of the MFP Shares and the Effective Date that each of the following conditions shall have been satisfied or waived as of such date, and upon such satisfaction or waiver, this Agreement shall be effective:

(a)	this Agreement shall have been duly executed and delivered by the parties hereto;

(b)	the MFP Shares shall have a long-term issue credit rating of AAA from Fitch on the Effective Date;

(c)

receipt by the Purchaser of executed originals, or copies certified by a duly authorized officer of the Fund to be in full force and effect and not otherwise amended, of all Related Documents, as in effect on the Effective Date, and an incumbency certificate with respect to the authorized signatories thereto;

(d)	receipt by the Purchaser of opinions of counsel for the Fund, substantially to the effect of Exhibits A-1, A-2 and A-3;

(e)	receipt by the Purchaser of an opinion of counsel for the Tender and Paying Agent substantially to the effect of Exhibit A-4;

(f)

except as disclosed in the Offering and Information Memorandum, there shall not be any pending or threatened material litigation (unless such pending or threatened litigation has been determined by the Purchaser to be acceptable);

(g)	the fees and expenses and all other amounts payable on the Effective Date pursuant to Section 2.3 shall have been paid upon receipt of an invoice;

(h)

the Purchaser, in its reasonable discretion, shall be satisfied that no change in law, rule or regulation (or their interpretation or administration), in each case, shall have occurred which will adversely affect the consummation of the transaction contemplated by this Agreement;

(i)	there shall have been delivered to the Purchaser any additional documentation and financial information, including satisfactory responses to its due diligence inquiries, as it deems relevant; and

(j)

there shall have been delivered to the Purchaser such information and copies of documents, approvals (if any) and records certified, where appropriate, of trust proceedings as the Purchaser may have requested relating to the Fund’s entering into and performing this Agreement and the other Related Documents to which it is a party, and the transactions contemplated hereby and thereby.

The Fund and the Purchaser agree that consummation of the purchase and sale of the MFP Shares pursuant to this Agreement shall constitute acknowledgment that the foregoing conditions have been satisfied or waived.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE FUND

The representations and warranties set out in this Article IV are given hereunder by the Fund to the Purchaser as of the Effective Date.

4.1	Existence

The Fund is existing and in good standing as a voluntary association with transferable shares of beneficial interest commonly known as a “Massachusetts business trust,” under the laws of the Commonwealth of Massachusetts, with full right and power to issue the MFP Shares and to execute, deliver and perform its obligations under this Agreement and each other Related Document.

4.2	Authorization; Contravention

The execution, delivery and performance by the Fund of this Agreement and each other Related Document are within the Fund’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official except such as have been taken or made and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any material agreement, judgment, injunction, order or decree or other material instrument binding upon the Fund or result in the creation or imposition of any lien or encumbrance on any asset of the Fund.

4.3	Binding Effect

This Agreement constitutes a valid and binding agreement of the Fund, enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable or public policy principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws. The MFP Shares have been duly authorized and are validly issued by the Fund and fully paid and nonassessable, except that, as described in the Offering and Information Memorandum, shareholders of a Massachusetts business trust may under certain circumstances be held liable for its obligations, and are free of any preemptive or similar rights.

4.4	Financial Information

The financial statements of the Fund as of its most recent fiscal year-end, and the auditors’ report with respect thereto, copies of which have heretofore been furnished to the Purchaser, fairly present in all material respects the financial condition of the Fund, at such date and for such period, and were prepared in accordance with accounting principles generally accepted in the United States, consistently applied (except as required or permitted and disclosed). Since the most recent fiscal year-end of the Fund, there has been no material adverse change in the condition (financial or otherwise) or operations of the Fund, except as disclosed in the Offering and Information Memorandum, other than changes in the general economy or changes affecting the market for municipal securities or investment companies generally. Any financial, budget and other projections furnished to the Purchaser were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair and reasonable in light of conditions existing at the time of delivery of such financial, budget or other projections, and represented, and as of the date of this representation, represent, the Fund’s reasonable best estimate of the Fund’s future financial performance.

4.5	Litigation

Except as disclosed in the Offering and Information Memorandum or in a schedule delivered to the Purchaser prior to the Effective Date, no action, suit, proceeding or investigation is pending or (to the best knowledge of the Fund) overtly threatened in writing against the Fund in any court or before any governmental authority (i) in any way contesting or that, if decided adversely, would affect the validity of any Related Document, including this Agreement; or (ii) in which a final adverse decision would materially adversely affect provisions for or materially adversely affect the sources for payment of the Liquidation Preference of or dividends on the MFP Shares.

4.6	Consents

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any shareholder, court or any governmental agency, bureau or agency required to be obtained or made in connection with the execution, delivery, performance, validity or enforceability of this Agreement and the other Related Documents (including the MFP Shares) by or against the Fund have been obtained or made and are in full force and effect.

4.7	Incorporation of Additional Representations and Warranties

As of the Effective Date, the Fund hereby makes to the Purchaser the representations and warranties included in Annex A hereto, which representations and warranties are hereby incorporated by reference herein.

4.8	Complete and Correct Information

All information, reports and other papers and data with respect to the Fund furnished to the Purchaser (other than financial information and financial statements, which are covered solely by Section 4.4 of this Agreement) were, at the time the same were so furnished, complete and correct in all material respects. No fact is known to the Fund that materially and adversely affects or in the future may (so far as it can reasonably foresee) materially and adversely affect the MFP Shares, or the Fund’s ability to pay or otherwise perform when due its obligations under this Agreement, any of the MFP Shares and the other Related Documents, that has not been set forth in the Offering and Information Memorandum or in the financial information and other documents referred to in Section 4.4 or this Section 4.8 or in such information, reports, papers and data or otherwise made available or disclosed in writing to the Purchaser. Taken as a whole, the documents furnished and statements made by the Fund in connection with the negotiation, preparation or execution of this Agreement and the other Related Documents do not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

4.9	Offering and Information Memorandum

The Offering and Information Memorandum, true copies of which have heretofore been delivered to the Purchaser, when considered together with this Agreement and any information made available pursuant to the Due Diligence Request or disclosed in writing to the Purchaser prior to the Effective Date in connection with this Agreement, does not contain any untrue statement of a material fact and such Offering and Information Memorandum does not omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.10	1940 Act Registration

The Fund is duly registered as a closed-end management investment company under the 1940 Act and such registration is in full force and effect.

4.11	Effective Leverage Ratio; Asset Coverage

As of the Effective Date, the Fund is in compliance with the Effective Leverage Ratio and the Asset Coverage as required by Section 2.3 of the Supplement.

In connection with calculating the Effective Leverage Ratio, the Fund’s total assets and accrued liabilities reflect the positive or negative net obligations of the Fund under each Derivative Contract determined in accordance with the Fund’s valuation policies.

For purposes of calculating the Effective Leverage Ratio for purposes of the representation contained in the second preceding paragraph, any Overconcentration Amount has been subtracted from the sum determined pursuant to sub-section (ii) of the definition of Effective Leverage Ratio, set out in Section 2.3(d) of the Supplement.

4.12	Investment Policies

As of the Effective Date, the Fund owns only Eligible Assets, as described in Exhibit B to this Agreement.

4.13	Credit Quality

As of the Effective Date, the Fund (1) has invested at least 65% of its Managed Assets in securities that, at the time of investment, were rated within the three highest grades (A3 (or its equivalent) or A- (or its equivalent) or better) by at least one NRSRO or were unrated but judged to be of comparable quality by the Sub Adviser; and (2) has invested up to 35% of its Managed Assets in Municipal Securities that at the time of investment were rated below the three highest grades (i.e., Baa1 or BBB+ or lower) by at least one NRSRO or were unrated but judged to be of comparable quality by the Sub Adviser, provided that the Fund has no investments in any securities that are not Municipal Securities and that, at the time of investment, were rated below Baa3 (or its equivalent) or BBB- (or its equivalent).

4.14	Due Diligence

The Fund understands that nothing in this Agreement, the Offering and Information Memorandum, or any other materials presented to the Fund in connection with the purchase and sale of the MFP Shares constitutes legal, tax or investment advice from the Purchaser. The Fund has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its sale of the MFP Shares.

4.15	Certain Fees

The Fund acknowledges that, other than the fees and expenses payable pursuant to this Agreement and any fees or amounts payable to the Transition Remarketing Agent by the Fund, no brokerage or finder’s fees or commissions are or will be payable by the Fund or, to the Fund’s knowledge, by the Purchaser to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.

4.16	Capitalization

The Preferred Shares capitalization of the Fund as of the date of this Agreement after giving effect to the transactions contemplated by this Agreement is set forth in Exhibit F hereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The representations and warranties set out in this Article V are given hereunder by the Purchaser to the Fund as of the Effective Date.

5.1	Existence

The Purchaser is validly existing and in good standing as a national banking association under the laws of the United States of America and the Purchaser has full right and power to purchase the MFP Shares and to execute, deliver and perform its obligations under this Agreement and each other Related Document to which it is a party.

5.2	Authorization; Contravention

The execution, delivery and performance by the Purchaser of this Agreement and each other Related Document to which it is a party are within the Purchaser’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official except such as have been taken or made, and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any material agreement, judgment, injunction, order, decree or other instrument, binding upon the Purchaser.

5.3	Binding Effect

This Agreement constitutes a valid and binding agreement of the Purchaser, enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable or public policy principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws.

5.4	Own Account

The Purchaser understands that the MFP Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities laws and the Purchaser is acquiring the MFP Shares as principal for its own account and not with a view to or for the purpose of distributing or reselling such securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such MFP Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such MFP Shares in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting the Purchaser’s right to transfer the MFP Shares in compliance with the transfer limitations of this Agreement in compliance with applicable federal and state securities laws).

5.5	Litigation

Except as disclosed in a schedule delivered to the Fund prior to the Effective Date, no action, suit, proceeding or investigation is pending or (to the best knowledge of the Purchaser) overtly threatened in writing against the Purchaser in any court or before any governmental authority in any way contesting or that, if decided adversely, would affect the validity of this Agreement.

5.6	Consents

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any court or any governmental bureau or agency required to be obtained by the Purchaser in connection with the execution, delivery, performance, validity or enforceability of this Agreement by or against the Purchaser and the purchase of the MFP Shares have been obtained or made and are in full force and effect.

5.7	The Purchaser Status

At the time the Purchaser was offered the MFP Shares, it was, and as of the Effective Date it is: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

5.8	Experience of the Purchaser

The Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the MFP Shares, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the MFP Shares and, at the present time, is able to afford a complete loss of such investment.

5.9	Certain Transactions

Other than consummating the transactions contemplated by this Agreement, the Purchaser has not directly or indirectly executed, nor has any Person acting on its behalf or pursuant to any understanding with the Purchaser executed, any other purchases of securities of the Fund which may be integrated with the transactions contemplated by this Agreement.

5.10	Access to Information

The Purchaser acknowledges that it has had access to and has reviewed all information, documents and records that the Purchaser has deemed necessary in order to make an informed investment decision with respect to an investment in the MFP Shares. The Purchaser has had the opportunity to ask representatives of the Fund certain questions and request certain additional information regarding the terms and conditions of such investment and the finances, operations, business and prospects of the Fund and has had any and all such questions and requests answered to the Purchaser’s satisfaction; and the Purchaser understands the risks and other considerations relating to such investment.

5.11	Due Diligence

The Purchaser acknowledges that it has sole responsibility for its own due diligence investigation and its own investment decision relating to the MFP Shares. The Purchaser understands that nothing in this Agreement, the Offering and Information Memorandum, or any other materials presented to the Purchaser in connection with the purchase and sale of the MFP Shares constitutes legal, tax or investment advice from the Fund. The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the MFP Shares.

5.12	Certain Fees

The Purchaser acknowledges that, other than the fees and expenses payable pursuant to this Agreement and any fees or amounts payable to the Transition Remarketing Agent by the Fund, no brokerage or finder’s fees or commissions are or will be payable by the Purchaser or, to the Purchaser’s knowledge, by the Fund to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS OF THE FUND

The Fund agrees that, so long as there is any amount payable hereunder or the Purchaser owns any Outstanding MFP Shares:

6.1	Information

Without limitation of the other provisions of this Agreement, the Fund will deliver, or direct the Tender and Paying Agent to deliver, to the Purchaser:

(a)

as promptly as practicable after the preparation and filing thereof with the Securities and Exchange Commission (the “SEC”), each annual and semi-annual report prepared with respect to the Fund, which delivery may be made by the electronic availability of any such document on the SEC’s website or another public website;

(b)

notice of any change in (including being put on Credit Watch or Watchlist), or suspension or termination of, the ratings on the MFP Shares by any Rating Agency (and any corresponding change in the Rating Agency Guidelines applicable to the MFP Shares associated with any such change in the rating from any Rating Agency) or any change of a Rating Agency rating the MFP Shares, as promptly as practicable upon the occurrence thereof;

(c)	notice of any redemption or other repurchase of any or all of the MFP Shares as provided in the Supplement;

(d)

notice of any proposed amendments to any of the Related Documents at such time as the amendments are sent to other parties whose approval is required for such amendment and in any event not less than ten (10) Business Days prior to the effectiveness of any proposed amendment and copies of all actual amendments thereto within five (5) Business Days of being signed or, in each case, as provided in the relevant document;

(e)

notice of any missed, reduced or deferred dividend payment on the MFP Shares that remains uncured for more than three (3) Business Days as soon as reasonably practicable, but in no event later than one (1) Business Day after expiration of the foregoing grace period;

(f)

notice of the failure to make any deposit provided for under Section 2.3(e) of the Supplement in respect of a properly noticed redemption as soon as reasonably practicable, but in no event later than two (2) Business Days after discovery of such failure to make any such deposit;

(g)

notice of non-compliance with the Rating Agency Guidelines (if applicable) for more than five (5) Business Days as soon as reasonably practicable, but in no event later than one (1) Business Day after expiration of the foregoing grace period;

(h)

notice one (1) Business Day in advance of the relevant Dividend Reset Period of the inclusion of any net capital gains or ordinary income for regular federal income tax purposes in any dividend on the MFP Shares;

(i)

notice of any change to any investment adviser or sub-adviser of the Fund within two (2) Business Days after a resignation or a notice of removal has been sent by or to any investment adviser or sub-adviser;

(j)	notice of any proxy solicitation as soon as reasonably practicable, but in no event later than five (5) Business Days after the mailing thereof;

(k)

notice one (1) Business Day after the occurrence thereof of (i) the failure of the Fund to pay the amount due on any “senior securities” (as defined under the 1940 Act) or other debt at the time outstanding, and any period of grace or cure with respect thereto shall have expired; (ii) the failure of the Fund to pay, or the Fund admitting in writing its inability to pay, its debts generally as they become due; or (iii) the failure of the Fund to pay accumulated dividends on any Preferred Shares ranking pari passu with the MFP Shares, and any period of grace or cure with respect thereto shall have expired;

(l)

notice of a material breach of any representation, warranty or covenant of the Fund contained in this Agreement, the Statement or the Supplement, in each case, only if any officer of the Fund has actual knowledge of such breach as soon as reasonably practicable, but in no event later than five (5) days, after knowledge of any officer of the Fund or the Investment Adviser thereof;

(m)

notice of any litigation, administrative proceeding or business development which may reasonably be expected to materially adversely affect the Fund’s business, properties or affairs or the ability of the Fund to perform its obligations as set forth hereunder or under any of the other Related Documents to which it is a party or by which it is bound as soon as reasonably practicable, but in no event later than ten (10) days, after knowledge of any officer of the Fund or the Investment Adviser thereof;

(n)

upon request of the Purchaser, copies of any material that the Fund has delivered to each Rating Agency which is then rating the MFP Shares at such times and containing such information as set forth in the respective Rating Agency Guidelines as soon as reasonably practicable following receipt of such request;

(o)

within two (2) Business Days after the fifteenth (15th) and last days of each month (each a “Reporting Date”), a report of portfolio holdings of the Fund as of each such Reporting Date, prepared on a basis substantially consistent with the periodic reports of portfolio holdings of the Fund prepared for financial reporting purposes;

(p)

within two (2) Business Days after the fifteenth (15th) and last days of each month, the information set forth in Exhibit D to this Agreement and a calculation of the Effective Leverage Ratio and the Asset Coverage of the Fund as of the close of business of each Business Day since the date of the last report issued pursuant to this Section 6.1(p); and upon the failure of the Fund to maintain Asset Coverage as provided in Section 2.2(a) of the Supplement or the Effective Leverage Ratio as required by Section 2.2(c) of the Supplement, notice of such failure within one (1) Business Day of the occurrence thereof; and

(q)

from time to time such additional information regarding the financial position, results of operations or prospects of the Fund as the Purchaser may reasonably request including, without limitation, copies of all offering memoranda or other offering material with respect to the sale of any securities of the Fund as soon as reasonably practicable, but in no event later than ten (10) days after a request.

All information, reports and other papers, documentation and data with respect to the Fund furnished to the Purchaser pursuant to this Section 6.1 shall be, at the time the same are so furnished, complete and correct in all material respects and, when considered with all other material delivered to the Purchaser under this Agreement or made available pursuant to the Due Diligence Request, will not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. For purposes of Sections 6.1(o) and 6.1(p), references to any day that is not a Business Day shall mean the next preceding Business Day.

6.2	No Amendment or Certain Other Actions Without Consent of the Purchaser

To the extent that the Purchaser is the Holder or Beneficial Owner of 100% of the MFP Shares, without the prior written consent of the Purchaser, the Fund will not agree to, consent to or permit any amendment, supplement, modification or repeal of the Statement or the designation of the Variable Rate Mode to which this Agreement relates or the Supplement or any provision of either thereof, nor waive any provision of either thereof.

6.3	Maintenance of Existence

The Fund shall continue to maintain its existence as a business trust under the laws of the Commonwealth of Massachusetts, with full right and power to issue the MFP Shares and to execute, deliver and perform its obligations under this Agreement and each other Related Document.

6.4	Tax Status of the Fund

The Fund will qualify as a “regulated investment company” within the meaning of Section 851(a) of the Code and the dividends made with respect to the MFP Shares will qualify as “exempt interest dividends” to the extent they are reported as such by the Fund and permitted by Section 852(b)(5)(A) of the Code.

6.5	Payment Obligations

The Fund shall promptly pay or cause to be paid all amounts payable by it hereunder and under the other Related Documents, according to the terms hereof and thereof, shall take such actions as may be necessary to include all payments hereunder and thereunder which are subject to appropriation in its budget and make full appropriations related thereto, and shall duly perform each of its obligations under this Agreement and the other Related Documents. All payments of any sums due hereunder shall be made in the amounts required hereunder without any reduction or setoff, notwithstanding the assertion of any right of recoupment or setoff or of any counterclaim by the Fund.

6.6	Compliance With Law

The Fund shall comply with all laws, ordinances, orders, rules and regulations that may be applicable to it if the failure to comply could have a material adverse effect on the Fund’s ability to pay or otherwise perform when due its obligations under this Agreement, any of the MFP Shares, or any of the other Related Documents.

6.7	Maintenance of Approvals: Filings, Etc.

The Fund shall at all times maintain in effect, renew and comply with all the terms and conditions of all consents, filings, licenses, approvals and authorizations as may be necessary under any applicable law or regulation for its execution, delivery and performance of this Agreement and the other Related Documents to which it is a party or by which it is bound.

6.8	Inspection Rights

The Fund shall, at any reasonable time and from time to time, upon reasonable notice, permit the Purchaser or any agents or representatives thereof, at the Fund’s expense, to examine and make copies of the records and books of account related to the transactions contemplated by this Agreement, to visit its properties and to discuss its affairs, finances and accounts with any of its officers and independent accountants, to the extent permitted by law, provided, however, that the Fund shall not be required to pay for more than one inspection per fiscal year. The Fund will not unreasonably withhold its authorization for its independent accountants to discuss its affairs, finances and accounts with the Purchaser.

All information, reports and other papers, documentation and data with respect to the Fund furnished to the Purchaser pursuant to this Section 6.8 shall be, at the time the same are so furnished, complete and correct in all material respects and, when considered with all other material delivered to the Purchaser under this Agreement or made available pursuant to the Due Diligence Request, will not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.9	Litigation, Etc.

The Fund shall give prompt notice in writing to the Purchaser of any litigation, administrative proceeding or business development which is reasonably expected to materially adversely affect its business, properties or affairs or to impair the ability of the Fund to perform its obligations as set forth hereunder or under any of the other Related Documents.

All information, reports and other papers, documentation and data with respect to the Fund furnished to the Purchaser pursuant to this Section 6.9 shall be, at the time the same are so furnished, complete and correct in all material respects and, when considered with all other material delivered to the Purchaser under this Agreement or made available pursuant to the Due Diligence Request, will not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.10	1940 Act Registration

The Fund shall maintain its valid registration as a registered closed-end company under the 1940 Act in full force and effect.

6.11	Eligible Assets

The Fund shall only make investments in the Eligible Assets listed on Exhibit B, as amended from time to time with the prior written consent of the Purchaser, in accordance with the Fund’s investment objectives and the investment policies set forth in the Offering and Information Memorandum, as such investment objectives and investment policies may be modified in accordance with the 1940 Act and applicable law and, if applicable, the Related Documents.

6.12	Credit Quality

Unless the Fund receives the prior written consent of the Purchaser (such consent to be determined in the Purchaser’s good faith discretion), the Fund (1) will invest at least 65% of its Managed Assets in securities that, at the time of investment, are rated within the three highest grades (i.e., A3 (or its equivalent) or A- (or its equivalent) or better) by at least one NRSRO or are unrated but judged to be of comparable quality by the Sub Adviser; and (2) may invest up to 35% of its Managed Assets in Municipal Securities that, at the time of investment, are rated below the three highest grades (i.e., Baa1 or BBB+ or lower) by at least one NRSRO or are unrated but judged to be of comparable quality by the Sub Adviser, provided that the Fund will not invest in any securities that are not Municipal Securities and that, at the time of investment, are rated below Baa3 (or its equivalent) or BBB- (or its equivalent).

6.13	Maintenance of Effective Leverage Ratio

For so long as the Fund fails to provide the information required under Sections 6.1(o) and 6.1(p), the Purchaser shall calculate, for purposes of Section 2.2(c) of the Supplement, the Effective Leverage Ratio using the most recently received information required to be delivered pursuant to Sections 6.1(o) and 6.1(p) and the Market Values of securities determined by the third-party pricing service that provided such Market

Values to the Fund on the most recent date that information was properly provided by the Fund pursuant to the requirements of Section 6.1(o) and 6.1(p). The Effective Leverage Ratio as and if so calculated by the Purchaser in such instances shall be binding on the Fund. If required based on such calculations, the Fund shall restore the Effective Leverage Ratio as provided in Section 2.3(c)(ii) of the Supplement.

For purposes of calculating the Effective Leverage Ratio, any Overconcentration Amount shall be subtracted from the sum determined pursuant to sub-section (ii) of the definition of Effective Leverage Ratio set out in Section 2.2(d) of the Supplement.

In connection with calculating the Effective Leverage Ratio, the Fund’s total assets and accrued liabilities shall reflect the positive or negative net obligations of the Fund under each Derivative Contract determined in accordance with the Fund’s valuation policies.

6.14	Tender and Paying Agent

The Fund shall use its commercially reasonable best efforts to engage at all times a Tender and Paying Agent to perform the duties to be performed by the Tender and Paying Agent specified herein and in the Supplement.

6.15	Cooperation in the Sale of the MFP Shares

The Fund will comply with reasonable due diligence requests from the Purchaser in connection with any proposed sale by the Purchaser of the MFP Shares in a transaction exempt from registration under the Securities Act and otherwise permitted by this Agreement, provided that (i) the Fund need not comply with any such request more than twice in any period of twelve consecutive months, and (ii) any prospective purchaser of the MFP Shares from the Purchaser shall execute a confidentiality agreement substantially to the effect of Section 7.13 hereof prior to receiving any due diligence materials provided pursuant to such due diligence request.

All information, reports and other papers, documentation and data with respect to the Fund furnished to the Purchaser pursuant to this Section 6.15 shall be, at the time the same are so furnished, complete and correct in all material respects and, when considered with all other material delivered to the Purchaser under this Agreement or made available pursuant to the Due Diligence Request, will not contain untrue statements of material facts or omit to state material facts necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.16	Use of Proceeds

The Fund shall use the net proceeds from the sale of the 2,000 MFP Shares for cash for investment in accordance with the Fund’s investment objectives and policies.

6.17	Securities Depository

The Fund agrees to use its best efforts to maintain settlement of the MFP Shares in global book entry form through the Securities Depository or such other clearance system acceptable to the Purchaser.

6.18	Future Agreements

The Fund shall promptly, at the request of the Purchaser, enter into an agreement, on terms mutually satisfactory to the Fund and the Purchaser, of the type specified in Section 12(d)(1)(E)(iii) of the 1940 Act, so as to permit the Purchaser or any transferee satisfying the requirements set forth in Section 2.1 to rely on the provisions of Section 12(d)(1)(E)(iii) of the 1940 Act.

6.19	Rating Agencies

In the event that the MFP Shares are rated by a single Rating Agency and such Rating Agency withdraws the credit rating (the “Withdrawing Rating Agency”) required to be maintained with respect to the MFP Shares pursuant to Section 2.4 of the Supplement due to the Withdrawing Rating Agency’s ceasing to rate tax-exempt closed-end management investment companies generally and such withdrawal is continuing:

(a)	the Fund shall use commercially reasonable efforts to secure a rating with respect to the MFP Shares from an Other Rating Agency;

(b)	the Applicable Spread will be calculated using the Applicable Percentage corresponding to the latest Withdrawing Rating Agency’s rating with respect to the MFP Shares; and

(c)	in the event that the Fund is unable to secure another rating on the MFP Shares from another Rating Agency, the Applicable Spread will be calculated in accordance with Section 6.19(b) above.

ARTICLE VII

MISCELLANEOUS

7.1	Notices

All notices, requests and other communications to any party hereunder shall be in writing (including telecopy, electronic mail or similar writing), except in the case of notices and other communications permitted to be given by telephone, and shall be given to such party at its address or telecopy number or email address set forth below or such other address or telecopy number or email address as such party may hereafter specify for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section; provided that notices to the Purchaser under Section 6.1 shall not be effective until received in writing; except as otherwise specified, notices under Section 6.1 may be given by telephone to the Purchaser at the telephone numbers listed below (or such other telephone numbers as may be designated by the Purchaser, by written notice to the Fund, to receive such notice), immediately confirmed in writing, including by fax or electronic mail. The notice address for each party is specified below:

(a)	if to the Fund:

Nuveen Quality Municipal Income Fund

333 W. Wacker Drive; Suite 3200

Chicago, IL 60606

Attention: Nathaniel Jones, Vice President and Treasurer

Telephone : 312.917.9778

Facsimile: 312.917.7792

Email: nathan.jones@nuveen.com

Nuveen Quality Municipal Income Fund

333 W. Wacker Drive; Suite 3300

Chicago, IL 60606

Attention: Gifford R. Zimmerman, Legal Department

Telephone : (312) 917-7945

Facsimile: (312) 917- 7952

Email: giff.zimmerman@nuveen.com

(b)	if to the Purchaser:

Wells Fargo Bank, National Association

375 Park Avenue

New York, NY 10152

Attention: Adam Joseph

Telephone: (212) 214-5502

Facsimile: (212) 214-8971

Email: adam.joseph@wellsfargo.com

Amounts payable hereunder to the Purchaser shall be paid by the Fund in immediately available funds by wire transfer to the Purchaser in accordance with the following instructions:

Wire Instructions:

Wells Fargo Bank, National Association

ABA #: 121000248

Account number: 00029162812407

Account Name: Wells Fargo Bank N.A.

Attn: Judy Starr

Reference: 67066V 812

7.2	No Waivers

(a)

The obligations of the Fund hereunder shall not in any way be modified or limited by reference to any other document, instrument or agreement (including, without limitation, the MFP Shares or any other Related Document). The rights of the Purchaser hereunder are separate from and in addition to any rights that any Holder or Beneficial Owner of any MFP Share may have under the terms of such MFP Share or any other Related Document or otherwise.

(b)

No failure or delay by the Fund or the Purchaser in exercising any right, power or privilege hereunder or under the MFP Shares shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No failure or delay by the Fund or the Purchaser in exercising any right, power or privilege under or in respect of the MFP Shares or any other Related Document shall affect the rights, powers or privileges of the Fund or the Purchaser hereunder or shall operate as a limitation or waiver thereof. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

7.3	Expenses and Indemnification

(a)

The Fund shall upon demand either, as the Purchaser may require, pay in the first instance or reimburse the Purchaser (to the extent that payments for the following items are not made under the other provisions hereof) for all reasonable out-of-pocket expenses (including reasonable fees and costs of outside counsel, and reasonable consulting, accounting, appraisal, investment banking, and similar professional fees and charges) incurred by the Purchaser in connection with the enforcement of or preservation of rights under this Agreement. The Fund shall not be responsible under this Section 7.3(a) for the fees and costs of more than one law firm in any one jurisdiction with respect to any one proceeding or set of related proceedings for the Purchaser, unless the Purchaser shall have reasonably concluded that there are legal defenses available to it that are different from or additional to those available to the Fund.

(b)

The Fund agrees to indemnify and hold harmless the Purchaser and each other Indemnified Person of the Purchaser from and against any losses, claims, damages, liabilities and reasonable out-of-pocket expenses incurred by them (including reasonable fees and disbursements of outside counsel) that are related to or arise out of (A) any material misstatements or any material statements omitted to be made in the Offering and Information Memorandum (including any documents incorporated by reference therein) or (B) any claim by any third party relating to the offer and/or exchange of the MFP Shares for purchase by the Purchaser on the date hereof, or the holding of the MFP Shares by the Purchaser (x) that the Purchaser aided and abetted a breach of a fiduciary duty by the Fund or any director or officer of the Fund or (y) arising from any act by the Fund or any director or officer of the Fund (excluding in any such case from clauses (A) or (B), claims, losses, liabilities or expenses arising out of or resulting from the gross negligence or willful misconduct of any Indemnified Party as determined by a court of competent jurisdiction).

(c)

The indemnifying party also agrees that if any indemnification sought by an Indemnified Person pursuant to this Agreement is unavailable or insufficient, for any reason, to hold harmless the Indemnified Persons in respect of any losses, claims, damages or liabilities (or actions in respect thereof), then the indemnifying party, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, liabilities, damages and expenses (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the Fund on the one hand and the Purchaser on the other hand from the actual or proposed transactions giving rise to or contemplated by this Agreement or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the Fund on the one hand and the Purchaser on the other, in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages, liabilities or expenses (or actions in respect thereof), as well as any other relevant equitable considerations; provided that in any event the aggregate contribution of the Purchaser and its Indemnified Persons to all losses, claims, damages, liabilities and expenses with respect to which contributions are available hereunder will not exceed the amount of dividends actually received by the Purchaser from the Fund pursuant to the proposed transactions giving rise to this Agreement. For purposes of determining the relative benefits to the Fund on the one hand, and the Purchaser on the other, under the proposed transactions giving rise to or contemplated by this Agreement, such benefits shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Fund pursuant to the transactions, whether or not consummated bears to (ii) the dividends paid by the Fund to the Purchaser in connection with the proposed transactions giving rise to or contemplated by this Agreement. The relative fault of the parties shall be determined by reference to, among other things, whether the actions taken or omitted to be taken in connection with the proposed transactions contemplated by this Agreement (including any misstatement of a material fact or the omission to state a material fact) relates to information supplied by the Fund on the one hand, or the Purchaser on the other, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, misstatement or alleged omission, and any other equitable considerations appropriate in the circumstances. No Person found liable for a fraudulent misrepresentation shall be entitled to contribution from any Person who is not also found liable for such fraudulent misrepresentation. The indemnity, reimbursement and contribution obligations under this Agreement shall be in addition to any rights that any Indemnified Person may have at common law or otherwise.

(d)

If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Person proposes to demand indemnification, it shall notify the indemnifying party with reasonable promptness; provided, however, that any failure by such Indemnified Person to notify the indemnifying party shall not relieve the indemnifying party from its obligations hereunder (except to the extent that the indemnifying party is materially prejudiced by such failure to promptly notify). The indemnifying party shall be entitled to assume the defense of any such action, suit, proceeding or investigation, including the employment of counsel reasonably satisfactory to the Indemnified Person. The Indemnified Person shall have the right to counsel of its own choice to represent it, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the indemnifying party has failed promptly to assume the defense and employ counsel reasonably satisfactory to the Indemnified Person in accordance with the preceding sentence or (ii) the Indemnified Person shall have been advised by counsel that there exist actual or potential conflicting interests between the indemnifying party and such Indemnified Person, including situations in which one or more legal defenses may be available to such Indemnified Person that are different from or additional to those available to the indemnifying party; provided, however, that the indemnifying party shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations be liable for fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Persons of such other party; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the indemnifying party and any counsel designated by the indemnifying party.

Each party further agrees that it will not, without the prior written consent of the other party (the consent of a party shall not be required to the extent such party is neither requesting indemnification nor being requested to provide indemnification), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of the Fund (if such settlement, compromise or consent is agreed to by the Purchaser or another Indemnified Person) or the Purchaser and each other Indemnified Person (if such settlement, compromise or consent is agreed to by the Fund) from all liability and obligations arising therefrom. The Fund further agrees that neither the Purchaser, nor any of its affiliates, or any directors, officers, partners, employees, agents, representatives or control persons of the Purchaser or any of its affiliates, shall have any liability to the Fund arising out of or in connection with the proposed transactions giving rise to or contemplated by this Agreement except for such liability for losses, claims, damages, liabilities or expenses to the extent they have resulted from the Purchaser’s or its affiliates’ gross negligence or willful misconduct. No Indemnified Person shall be responsible or liable to the indemnifying party or any other person for consequential, special or punitive damages which may be alleged as a result of this Agreement.

(e)	Nothing in this Section 7.3 is intended to limit either party’s obligations contained in other parts of this Agreement or the MFP Shares.

7.4	Amendments and Waivers

Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Fund and the Purchaser; provided, that the Fund shall not make or agree to any amendment or waiver that affects any preference, right or power of the MFP Shares or the Holders or Beneficial Owners thereof except as permitted under the Declaration, the Statement or the Supplement.

7.5	Successors and Assigns

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither the Fund nor the Purchaser may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party (other than by operation of law), except that (1) any transferee satisfying the requirements set forth in Section 2.1 and which has executed and delivered to the Fund the transferee certificate attached as Exhibit C shall have the rights set forth in Section 7.15 and shall, so long as such transferee has provided a means for the Fund to transmit such information electronically to it, be entitled to receive the information delivered pursuant to Sections 6.1(o) and 6.1(p) and such transferees shall be deemed a party to this Agreement for purposes of Sections 6.1(o) and 6.1(p) and the confidentiality provisions herein as specified in the transferee certificate and (2) the Purchaser may assign its rights or obligations to any affiliates of Wells Fargo or any tender option bond trust in which Wells Fargo retains the entire residual interest. Any assignment without such prior written consent shall be void.

7.6	Term of this Agreement

This Agreement shall terminate on the earlier of (a) the redemption or repurchase of all Outstanding MFP Shares by the Fund and payment in full of all amounts then due and owing to the Purchaser hereunder and in respect of the MFP Shares pursuant to the terms of the Supplement and the Statement to the extent applicable to the Variable Rate Mode to which this Agreement relates and (b) the successful Transition Remarketing of the MFP Shares and payment in full of all amounts then due and owing to the Purchaser hereunder and in respect of the MFP Shares pursuant to the terms of the Supplement and the Statement to the extent applicable to the Variable Rate Mode to which this Agreement relates; and notwithstanding any termination of this Agreement, Section 7.3, Section 7.7, Section 7.8, Section 7.10, Section 7.11, and Section 7.13 (for a period of two (2) years after the termination of this Agreement) shall remain in full force and effect.

7.7	Governing Law

This Agreement shall be construed in accordance with and governed by the domestic law of the State of New York, except Section 7.16 below, which shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts, in each case without regard to conflict of laws principles that would require the application of the law of another jurisdiction.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY.

7.8	Waiver of Jury Trial

The Fund and the Purchaser hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement.

7.9	Counterparts

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any counterpart or other signature delivered by facsimile or by electronic mail shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by that party.

7.10	Beneficiaries

This Agreement is not intended and shall not be construed to confer upon any Person other than the parties hereto and their successors and permitted assigns any rights or remedies hereunder.

7.11	Entire Agreement

This Agreement shall constitute the entire agreement and understanding between the parties hereto with respect to the matters set forth herein and shall supersede any and all prior agreements and understandings relating to the subject matter hereof.

7.12	Relationship to the Statement and Supplement

The Fund and the Purchaser agree that the representations, warranties, covenants and agreements contained in this Agreement are in addition to the terms and provisions set forth in the Statement and the Supplement.

7.13	Confidentiality

Any information delivered by a party to this Agreement to any other party pursuant to this Agreement, including, without limitation, pursuant to Section 6.1 in the case of the Fund (collectively, the “Information”), shall not be disclosed by such other party (or its employees, representatives or agents) to any person or entity (except as required by law or to such of its agents and advisors as need to know and agree to be bound by the provisions of this paragraph) without the prior written consent of the party delivering the Information.

The obligations of confidentiality set out in the preceding paragraph do not extend to Information that is or becomes available to the public or is or becomes available to the party receiving the Information on a non-confidential basis or is disclosed to Holders or Beneficial Owners or potential Holders or Beneficial Owners, in each case in their capacity as such, in the offering documents of the Fund, in notices to Holders or Beneficial Owners pursuant to one or more of the Related Documents or pursuant to the Fund’s or the Purchaser’s informational obligations under Rule 144A(d)(4) or other reporting obligation of the SEC; or is required or requested to be disclosed (i) by a regulatory agency or in connection with an examination of either party or its representatives by regulatory authorities, (ii) pursuant to subpoena or other court process, (iii) at the express direction of any other authorized government agency, (iv) to its independent attorneys or auditors, (v) as required by any NRSRO, (vi) as otherwise required by law or regulation, (vii) otherwise in connection with the enforcement of this Agreement, (viii) in connection with the exercise of any remedies hereunder or in any suit, action or proceeding relating to this Agreement and the enforcement of rights hereunder, (ix) subject to an agreement containing provisions substantially similar to those of this Section 7.13, (x) to a prospective purchaser of the MFP Shares that is (a) a transferee that would be permitted pursuant to Section 2.1(b) of this Agreement and (b) aware of the confidentiality provisions of this Section 7.13 and is subject to an agreement with the transferor containing provisions substantially similar thereto and that states that the Fund is an express third party beneficiary thereof, or (xi) subject to an agreement containing provisions substantially similar to those of this Section 7.13 and with the prior written consent of the other party to this Agreement, which consent shall not be unreasonably withheld, to any actual or prospective counterparty in any swap or derivative transactions. The Fund hereby advises the Purchaser that the Information provided to it pursuant to Sections 6.1(o) and 6.1(p) hereof may constitute material, nonpublic information.

7.14	Severability

In case any provision of this Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby so long as the intent of the Parties to this Agreement shall be preserved.

7.15	Consent Rights of the Majority Participants to Certain Actions

Without the affirmative vote or consent of the Majority Participants, neither the Fund nor the Board of Trustees will take or authorize the taking of any of the actions set forth under clauses (a) through (e) of this Section 7.15:

(a)

The termination by the Fund of any Rating Agency or the selection of any other Rating Agency, either in replacement for a Rating Agency or as an additional Rating Agency with respect to the MFP Shares.

(b)

The Fund issuing or suffering to exist any other “senior security” (as defined in the 1940 Act as of the date hereof or, in the event such definition shall be amended, with such changes to the definition thereof as consented to by the Majority Participants), except (i) the Series 1 Variable Rate Demand Preferred Shares, the Series 2 Variable Rate Demand Preferred Shares, the Series 3 Variable Rate Demand Preferred Shares, the Variable Rate MuniFund Term Preferred Shares, Series 2019 and the Variable Rate MuniFund Term Preferred Shares, Series 2019-1 outstanding on the date hereof and any other Preferred Shares to be issued in the future by the Fund as permitted by the Statement and the Supplement, (ii) senior securities consisting of Preferred

Shares or indebtedness, the proceeds from the issuance of which will be used for the exchange, retirement, redemption or repurchase of all Outstanding MFP Shares, and the payment of costs incurred in connection therewith, provided, that the amount of Preferred Shares being issued may be rounded up to the nearest $1,000,000 aggregate liquidation preference, and (iii) as may be otherwise approved or consented to by the Majority Participants, provided that if any such “senior security” is created or incurred by the Fund it shall not require the approval of the Majority Participants if the Fund exchanges, redeems, retires or terminates such “senior security” or otherwise cures such non-compliance within five (5) Business Days of receiving notice of the existence thereof.

(c)

The Fund (i) creating or incurring or suffering to be incurred or to exist any lien on any other funds, accounts or other property held under the Declaration, except as permitted by the Declaration or (ii) except for any lien for the benefit of the Custodian of the Fund on the assets of the Fund held by such Custodian, pledging any portfolio security to secure any senior securities or other liabilities to be incurred by the Fund (including under any tender option bond trust of which the residual floating rate trust certificates will be owned by the Fund) unless the aggregate securities pledged pursuant to all such pledges or security arrangements are valued for purposes of such security arrangements in an aggregate amount not less than 70% of their aggregate market value (determined by an independent third party pricing service) for purposes of determining the value of the collateral required to be posted or otherwise provided under all such security arrangements; provided, that it shall not require the approval of the Majority Participants if any pledge or security interest in violation of the preceding sentence is created or incurred by the Fund and the Fund cures such violation within five Business Days of receiving notice of the existence thereof.

(d)

Approval of any amendment, alteration or repeal of any provision of the Declaration or the Statement applicable to the Variable Rate Mode to which this Agreement relates or the Supplement, whether by merger, consolidation, reorganization or otherwise, that would affect any preference, right or power of the MFP Shares differently from, and adversely relative to, the rights of the holders of the Common Shares.

(e)	Approval of any action to be taken pursuant to Sections 2.3(g) and 2.10 of the Supplement.

In addition, if the Board of Trustees shall designate a replacement (the “Replacement”) to the SIFMA Municipal Swap Index pursuant to the definition of SIFMA Municipal Swap Index contained in the Supplement, the Fund shall notify the Holders of the MFP Shares within five (5) Business Days of such designation, and if within thirty (30) days of such notice the Majority Participants shall have objected in writing to the Replacement, the Board of Trustees shall designate a replacement to the Replacement as agreed to between the Fund and the Majority Participants. In such event, the Replacement initially approved by the Board of Trustees shall be the replacement to the SIFMA Municipal Swap Index in effect for purposes of the Supplement until a new replacement to the SIFMA Municipal Swap Index has been approved by the Fund and the Majority Participants.

7.16	Disclaimer of Liability of Officers, Trustees and Shareholders.

A copy of the Declaration of Trust of the Fund is on file with the Secretary of the Commonwealth of Massachusetts, and notice hereby is given that this Agreement is executed on behalf of the Fund by an officer or Trustee of the Fund in his or her capacity as an officer or Trustee of the Fund and not individually and that the obligations of the Fund under or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and properties of the Fund.

7.17	Transition Remarketing

The Purchaser acknowledges that all of the MFP Shares will be subject to Mandatory Tender in connection with Transition Remarketing in accordance with Article 3 of the Supplement.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NUVEEN QUALITY MUNICIPAL INCOME FUND

By:	/s/ Kevin J. McCarthy
Name: Kevin J. McCarthy
Title: Vice President

WELLS FARGO MUNICIPAL CAPITAL STRATEGIES, LLC

By:
Name:
Title:

(Signature Page to MFP Purchase and Exchange Agreement – NAD Series A)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NUVEEN QUALITY MUNICIPAL INCOME FUND

By:	/s/ Kevin J. McCarthy
Name: Kevin J. McCarthy
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Adam Joseph
Name: Adam Joseph
Title: Managing Director

(Signature Page to MFP Purchase and Exchange Agreement – NAD Series A)

SCHEDULE 1

Description of Series A MFP Shares:	6,070 Nuveen Quality Municipal Income Fund Series A MFP Shares with a Liquidation Preference of $100,000 per share.

EXHIBIT A

FORMS OF OPINIONS OF COUNSEL FOR THE ISSUER

EXHIBIT A-1

FORM OF CORPORATE AND 1940 ACT OPINION

EXHIBIT A-2

FORM OF TAX OPINION

EXHIBIT A-3

FORM OF LOCAL COUNSEL OPINION

EXHIBIT A-4

FORM OF OPINION OF COUNSEL FOR THE TENDER AND PAYING AGENT

EXHIBIT B

ELIGIBLE ASSETS

On the Effective Date and at all times thereafter:

1.	All assets in the Fund consist of “Eligible Assets”, defined to consist only of the following as of the time of investment:

A.	Debt obligations

i. “Municipal securities,” defined as obligations of a State, the District of Columbia, a U.S. territory, or a political subdivision thereof and including general obligations, limited obligation bonds, revenue bonds, and obligations that satisfy the requirements of section 142(b)(1) of the Internal Revenue Code of 1986 issued by or on behalf of any State, the District of Columbia, any U.S. territory or any political subdivision thereof, including any municipal corporate instrumentality of 1 or more States, or any public agency or authority of any State, the District of Columbia, any U.S. territory or any political subdivision thereof, including obligations of any of the foregoing types related to financing a 501(c)(3) organization. The purchase of any municipal security will be based upon the Investment Adviser’s assessment of an asset’s relative value in terms of current yield, price, credit quality, and future prospects; and the Investment Adviser will monitor the creditworthiness of the Fund’s portfolio investments and analyze economic, political and demographic trends affecting the markets for such assets. Eligible Assets shall include any municipal securities that at the time of purchase are paying scheduled principal and interest or if at the time of purchase are in payment default, then in the sole judgment of the Investment Adviser are expected to produce payments of principal and interest whose present value exceeds the purchase price.

ii. Debt obligations of the United States.

iii. Debt obligations issued, insured, or guaranteed by a department or an agency of the U.S. Government, if the obligation, insurance, or guarantee commits the full faith and credit of the United States for the repayment of the obligation.

iv. Debt obligations of the Washington Metropolitan Area Transit Authority guaranteed by the Secretary of Transportation under Section 9 of the National Capital Transportation Act of 1969.

v. Debt obligations of the Federal Home Loan Banks.

vi. Debt obligations, participations or other instruments of or issued by the Federal National Mortgage Association or the Government National Mortgage Association.

vii. Debt obligations which are or ever have been sold by the Federal Home Loan Mortgage Corporation pursuant to sections 305 or 306 of the Federal Home Loan Mortgage Corporation Act.

viii. Debt obligations of any agency named in 12 U.S.C. § 24(Seventh) as eligible to issue obligations that a national bank may underwrite, deal in, purchase and sell for the bank’s own account, including qualified Canadian government obligations.

ix. Debt obligations of issuers other than those specified in (i) through (viii) above that are “investment grade” and that are “marketable.” For these purposes, an obligation is:

(a) “marketable” if:

•	it is registered under the Securities Act;

•	it is offered and sold pursuant to Securities and Exchange Commission Rule 144A; 17 CFR 230.144A; or

•	it can be sold with reasonable promptness at a price that corresponds reasonably to its fair value; and

(b) “investment grade” if:

•

the obligor had adequate capacity to meet financial commitments under the security for the projected life of the asset or exposure, which capacity is presumed if the risk of default by the obligor is low and the full and timely repayment of principal and interest is expected.

x. Certificates or other securities evidencing ownership interests in a municipal bond trust structure (generally referred to as a tender option bond structure) that invests in (a) debt obligations of the types described in (i) above or (b) depository receipts reflecting ownership interests in accounts holding debt obligations of the types described in (i) above.

The bonds, notes and other debt securities referenced in (A) above shall be defined as Eligible Assets. An asset shall not lose its status as an Eligible Asset solely by virtue of the fact that:

•	it provides for repayment of principal and interest in any form including fixed and floating rate, zero interest, capital appreciation, discount, leases, and payment in kind; or

•	it is for long-term or short-term financing purposes.

B.	Derivatives

i.	Interest rate derivatives;

ii.	Swaps, futures, forwards, structured notes, options and swaptions related to Eligible Assets or on an index related to Eligible Assets; or

iii.	Credit default swaps.

C.	Other Assets

i.

Shares of other investment companies (open- or closed-end funds and ETFs) the assets of which consist entirely of Eligible Assets based on the Investment Adviser’s assessment of the assets of each such investment company taking into account the investment company’s most recent publicly available schedule of investments and publicly disclosed investment policies.

ii.	Cash.

iii.	Repurchase agreements on assets described in A above.

iv.

Taxable fixed-income securities, for the purpose of acquiring control of an issuer whose municipal bonds (a) the Fund already owns and (b) have deteriorated or are expected shortly to deteriorate that such investment should enable the Fund to better maximize its existing investment in such issuer, provided that the Fund may invest no more than 0.5% of its total assets in such securities.

D.	Other assets, upon written agreement of the Purchaser that such assets are eligible for purchase by the Purchaser.

2.

The Investment Adviser has instituted policies and procedures that it believes are sufficient to ensure that the Fund and it comply with the representations, warranties and covenants contained in this Exhibit to the Agreement.

3.

The Fund will, upon request, provide the Purchaser and its internal and external auditors and inspectors as the Purchaser may from time to time designate, with all reasonable assistance and access to information and records of the Fund relevant to the Fund’s compliance with and performance of the representations, warranties and covenants contained in this Exhibit to the Agreement, but only for the purposes of internal and external audit.

EXHIBIT C

TRANSFEREE CERTIFICATE

Nuveen Quality Municipal Income Fund

333 W. Wacker Drive; Suite 3300

Chicago, IL 60606

Attention: Gifford R. Zimmerman,

Legal Department

Ladies and Gentlemen:

Reference is hereby made to the Series A MuniFund Preferred (MFP) Purchase and Exchange Agreement (the “Purchase Agreement”), dated as of January 29, 2018, between Nuveen Quality Municipal Income Fund, a closed-end fund organized as a Massachusetts business trust (the “Fund”), and Wells Fargo Bank, National Association, organized and existing as a national banking association under the laws of the United States of America, including its successors by merger or operation (the “Transferor”). Capitalized terms used but not defined herein shall have the meanings given them in the Purchase Agreement.

In connection with the proposed sale by the Transferor of           MFP Shares (the “Transferred Shares”) to the undersigned transferee (the “Transferee”), the undersigned agrees and acknowledges, on its own behalf, and makes the representations and warranties, on its own behalf, as set forth in this certificate (this “Transferee Certificate”) to the Fund and the Transferor:

1. The Transferee certifies to one of the following (check a box):

❑ is a “qualified institutional buyer” (a “QIB”) (as defined in Rule 144A under the Securities Act or any successor provision) (“Rule 144A”) that is a registered closed-end management investment company the common shares of which are traded on a national securities exchange (a “Closed End Fund”), a bank (or an affiliate of a bank), insurance company or registered open-end management investment company, in each case, to which any offer and sale is being made pursuant to Rule 144A or another available exemption from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), in a manner not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act;

❑ it is a tender option bond trust or similar vehicle in which all investors are QIBs that are Closed-End Funds, banks (or affiliates of banks), insurance companies, or registered open-end management investment companies; or

❑ is a person which the Fund has consented in writing to permit to be the holder of the Transferred Shares.

2. The Transferee certifies that it (check a box):

❑ is not a Nuveen Person that after such sale and transfer, would own more than 20% of the Outstanding MFP Shares; or

❑ has received the prior written consent of the Fund and the holder(s) of more than 50% of the outstanding MFP Shares.

3. The Transferee understands and acknowledges that the Transferred Shares are “restricted securities” and have not been registered under the Securities Act or any other applicable securities law, are being offered for sale pursuant to Rule 144A of the Securities Act or another available exemption from registration under the Securities Act, in a manner not involving any public offering with the meaning of Section 4(a)(2) of the Securities Act, and may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act or any other applicable securities law, pursuant to an exemption therefrom or in a transaction not subject thereto and in each case in compliance with the conditions for transfer set forth in this Transferee Certificate.

4. The Transferee is purchasing the Transferred Shares for its own account for investment, and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act, subject to any requirements of law that the disposition of its property be at all times within its or their control and subject to its or their ability to resell such securities pursuant to Rule 144A or any exemption from registration available under the Securities Act.

5. The Transferee agrees on its own behalf and on behalf of each subsequent holder or owner of the Transferred Shares by its acceptance thereof will agree to offer, sell or otherwise transfer the Transferred Shares only to (A)(i) Persons it reasonably believes are QIBs that are registered closed-end management investment companies, the common shares of which are traded on a national securities exchange, banks (or affiliates of banks), insurance companies or registered open-end management investment companies, in each case, pursuant to Rule 144A or another available exemption from registration under the Securities Act, in a manner not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act, (ii) tender option bond trusts or similar vehicles in which all investors are Persons such Transferee reasonably believes are QIBS that are registered closed-end management investment companies, the common shares of which are traded on a national securities exchange, banks (or affiliates of banks), insurance companies, or registered open-end management investment companies, or (iii) other investors which the Fund has consented in writing to permit to be a holder of the Transferred Shares and (B) unless the prior written consent of the Fund and the holder(s) of more than 50% of the outstanding MFP Shares has been obtained, is not a Nuveen Person, if such Nuveen Person would, after such sale and transfer, own more than 20% of the Outstanding MFP Shares.

6. The Transferee acknowledges that the MFP Shares were issued in book-entry form and are represented by one global certificate and that the global certificate representing the MFP Shares (unless sold to the public in an underwritten offering of the MFP Shares pursuant to a registration statement filed under the Securities Act) contains a legend substantially to the following effect:

THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY ONLY TO (1)(A) A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” THAT IS A REGISTERED CLOSED-END MANAGEMENT INVESTMENT COMPANY, THE COMMON SHARES OF WHICH ARE TRADED ON A NATIONAL SECURITIES EXCHANGE, A BANK (OR AN AFFILIATE OF A BANK), AN INSURANCE COMPANY OR A REGISTERED OPEN-END MANAGEMENT INVESTMENT COMPANY, IN EACH CASE, IN AN OFFER AND SALE MADE PURSUANT TO RULE 144A OR ANOTHER AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, IN A MANNER NOT INVOLVING ANY PUBLIC OFFERING WITHIN THE MEANING OF SECTION 4(a)(2) OF THE SECURITIES ACT; (B) A TENDER OPTION BOND TRUST OR SIMILAR VEHICLE IN WHICH ALL INVESTORS ARE PERSONS THE HOLDER REASONABLY BELIEVES ARE QUALIFIED INSTITUTIONAL BUYERS THAT ARE REGISTERED CLOSED-END MANAGEMENT INVESTMENT COMPANIES, THE COMMON SHARES OF WHICH ARE TRADED ON A NATIONAL SECURITIES EXCHANGE, BANKS (OR AFFILIATES OF BANKS), INSURANCE COMPANIES, OR REGISTERED OPEN-END MANAGEMENT INVESTMENT COMPANIES; OR (C) A PERSON THAT THE ISSUER OF THE SECURITY HAS APPROVED IN WRITING TO BE THE HOLDER OF THE SECURITY AND (2) UNLESS THE PRIOR WRITTEN CONSENT OF THE ISSUER OF THE SECURITY AND HOLDERS OF MORE THAN 50% OF THE OUTSTANDING MFP SHARES IS OBTAINED, NOT A NUVEEN PERSON (AS DEFINED IN THE SERIES A MUNIFUND PREFERRED SHARES (MFP) PURCHASE AND EXCHANGE AGREEMENT, DATED AS OF JANUARY 29, 2018, BETWEEN THE ISSUER OF THE SECURITY AND WELLS FARGO BANK, NATIONAL ASSOCIATION), IF SUCH NUVEEN PERSON WOULD, AFTER SUCH SALE AND TRANSFER, OWN MORE THAN 20% OF THE OUTSTANDING MFP SHARES.

7. The Transferee has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Transferred Shares, and has so evaluated the merits and risks of such investment. The Transferee is able to bear the economic risk of an investment in the Transferred Shares and, at the present time, is able to afford a complete loss of such investment.

8. The Transferee is not purchasing the Transferred Shares as a result of any advertisement, article, notice or other communication regarding the Transferred Shares published in, nor was it offered the Transferred Shares by, any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to its knowledge, any other general solicitation or general advertisement.

9. Other than consummating the purchase of the Transferred Shares, the Transferee has not directly or indirectly, nor has any person acting on behalf of or pursuant to any understanding with the Transferee, executed any other purchases of securities of the Fund which may be integrated with the proposed purchase of the Transferred Shares by the Transferee.

10. The Transferee acknowledges that it has received a copy of the Purchase Agreement and Appendices thereto and agrees to abide by any obligations therein binding on a transferee of the MFP Shares and the confidentiality obligations therein with respect to information relating to the Fund as if it were the Transferor. The Transferee further acknowledges that the MFP Shares will be subject to Mandatory Tender in connection with Transition Remarketing in accordance with Article 3 of the Supplement, and agrees to cooperate to make any and all MFP Shares then owned by it available on a timely basis for Transition Remarketing.

11. If at any time the Fund is not furnishing information to the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, the Transferee acknowledges that it has been given the opportunity to obtain from the Fund the information referred to in Rule 144A(d)(4) under the Securities Act, and has either declined such opportunity or has received such information and has had access to and has reviewed all information, documents and records that it has deemed necessary in order to make an informed investment decision with respect to an investment in the Transferred Shares and that the Transferee understands the risk and other considerations relating to such investment.

12. The Transferee acknowledges that it has sole responsibility for its own due diligence investigation and its own investment decision relating to the Transferred Shares. The Transferee understands that any materials presented to the Transferee in connection with the purchase and sale of the Transferred Shares does not constitute legal, tax or investment advice from the Fund. The Transferee has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with the purchase of the Transferred Shares.

13. The Transferee acknowledges that each of Transferor and the Fund and their respective affiliates and others will rely on the acknowledgments, representations and warranties contained in this Transferee’s Certificate as a basis for exemption of the sale of the Transferred Shares under the Securities Act, under the securities laws of all applicable states, and for other purposes. The Transferee agrees to promptly notify the Fund and the Transferor if any of the acknowledgments, representations or warranties set forth herein are no longer accurate.

14. This Transferee Certificate shall be governed by and construed in accordance with the laws of the State of New York.

15. The Transferee agrees to provide, together with this completed and signed Transferee Certificate, a completed and signed IRS Form W-9, Form W-8 or successor or equivalent form, as applicable.

[Signature Page Follows.]

The undersigned has provided a completed and signed IRS Form W-9, Form W-8 or successor form, as applicable, and has caused this Transferee’s Certificate to be executed by its duly authorized representative as of the date set forth below.

Date:

Name of Transferee (use exact name in which Transferred Shares are to be registered):

Authorized Signature

Print Name and Title

Address of Transferee for Registration of Transferred Shares:

Transferee’s taxpayer identification number:

EXHIBIT D

INFORMATION TO BE PROVIDED BY THE FUND

Reporting as of:

TOB Floaters: $

CUSIP	Portfolio Name	Description	Market Value	Par Value	Rating	State
[•]	[•]	[•]	[•]	[•]	[•]	[•]

EXHIBIT E

SECTORS

Consumer Discretionary

Consumer Staples

Tobacco

Education and Civic Organizations

Energy

Health Care

Housing/Multifamily

Housing/Single Family

Industrials

Information Technology

Long Term Care

Materials

Mutual Fund

Sovereign & Sovereign Agency Debt

Telecommunication Services

Airport Industrial Development Revenue

Airport

Other Transportation

Parking

Port Authority

Toll Roads

US Guaranteed

Utilities

Resource Recovery

Water and Sewer

Other

EXHIBIT F

CAPITALIZATION

The following table sets forth the unaudited Preferred Shares capitalization of the Fund as of January 29, 2018 after giving effect to the transactions contemplated by this Agreement.

MFP Shares, $100,000 liquidation preference per share:
Series A (6,070 MFP Shares outstanding)*	$607,000,000

VMTP Shares, $100,000 liquidation preference per share:
Series 2019-1 (2,085 Shares outstanding)**	$208,500,000
Series 2019 (3,370 Shares outstanding)***	337,000,000

Total VMTP Shares (5,455)	$545,500,000
VRDP Shares, $100,000 liquidation preference per share:
Series 1 (2,368 Shares outstanding)****	$236,800,000
Series 2 (2,675 Shares outstanding)*****	267,500,000
Series 3 (1,277 Shares outstanding)******	127,700,000

Total VRDP Shares (6,320 Shares Outstanding)	$632,000,000

*	Term Redemption Date: January 3, 2028
**	Final Mandatory Redemption Date: November 1, 2019
***	Final Mandatory Redemption Date: August 1, 2019
****	Final Mandatory Redemption Date: September 11, 2026
*****	Final Mandatory Redemption Date: September 11, 2026
******	Final Mandatory Redemption Date: September 11, 2026

ANNEX A

ADDITIONAL REPRESENTATIONS AND WARRANTIES

(Given only as of the Effective Date of this Agreement)

1.	The MFP Shares conform in all material respects to the descriptions thereof contained in the Offering and Information Memorandum.

2.

As of the Date of Original Issue, the MFP Shares satisfied the eligibility requirements of Rule 144A(d)(3) under the Securities Act, and no securities of the same class (within the meaning of Rule 144A(d)(3) under the Securities Act) as the MFP Shares are listed on any national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

3.	The Fund has reasonable belief that any transfers of the MFP Shares will be limited to persons who are QIBs.

4.

Neither the Fund, nor any person acting on its behalf, has, directly or indirectly, made offers or sales of any security (as defined in the Securities Act), or solicited offers to buy any security, nor will it, directly or indirectly, make offers or sales of any security or solicit offers to buy any security under circumstances that would require the registration of the MFP Shares under the Securities Act.

5.	If the Fund sets up a Bloomberg screen for the MFP Shares, the Fund will ensure that such Bloomberg screen includes the following (or similar) language:

•	the “Note Box” on the bottom of the “Security Display” page describing the MFP Shares will state: “Iss’d Under 144A.”

•	the “Security Display” page will have flashing a red indicator “See Other Available Information.”

•

the indicator will link to the “Additional Security Information” page, which will state that the securities “are being offered in reliance on the exemption from registration under Rule 144A of the Securities Act to persons who are qualified institutional buyers (as defined in Rule 144A under the Securities Act).”

6.	The Fund has instructed or will instruct The Depository Trust Company (“DTC”) to take these or similar steps with respect to the MFP Shares:

•	the DTC 20-character security descriptor and 48-character additional descriptor will indicate that sales are limited to QIBs.

7.	The Fund has confirmed that CUSIP has established a “fixed field” attached to the CUSIP number for the MFP Shares containing the “144A” indicator.

8.

The Fund has been duly formed and is validly existing and in good standing as a business trust under the laws of the Commonwealth of Massachusetts, with full power and authority to own, lease and operate its properties and to conduct its business as described in the Offering and Information Memorandum and is duly qualified to do business and is in good standing under the laws of each jurisdiction which requires such qualification, except where the failure to so register or to qualify does not have a material adverse effect on the condition (financial or other), business, properties, net assets or results of operations of the Fund. The Fund has no subsidiaries.

9.

The Fund’s authorized equity capitalization is as set forth, or incorporated by reference, in the Offering and Information Memorandum; the equity capital of the Fund conforms in all material respects to the description thereof contained, or incorporated by reference, in the Offering and Information Memorandum; all outstanding Common Shares and Preferred Shares have been duly authorized and validly issued and are fully paid and nonassessable, except that as set forth in the Offering and Information Memorandum, shareholders of a Massachusetts business trust may under certain circumstances be held personally liable for the obligations of the Fund; and, except as set forth in the Offering and Information Memorandum, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock of or ownership interests in the Fund are outstanding.

10.

The statements in the Offering and Information Memorandum under the headings “Description of VRM-MFP Shares,” “Certain Provisions in the Declaration of Trust and By-Laws” and “Certain U.S. Federal Income Tax Considerations” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings.

11.

The Fund is duly registered under the 1940 Act as a closed-end management investment company; the Fund has made all the filings with the SEC that it is required to make under the 1940 Act and the rules and regulations thereunder (the “1940 Act Rules and Regulations”) (each such filing, a “1940 Act Document”); each 1940 Act Document complies in all material respects with the requirements of the 1940 Act and the 1940 Act Rules and Regulations, and each 1940 Act Document did not at the time of filing with the SEC include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

12.

No consent, approval, authorization, filing with or order of any court or governmental agency or body is required by the Fund in connection with the transactions contemplated in this Agreement or the Tender and Paying Agent Agreement (collectively, the “Fund Agreements”), except such as have been made or obtained under the Securities Act, the 1940 Act, the rules and regulations of the Financial Industry Regulatory Authority, Inc. and the New York Stock Exchange.

13.

None of the execution, delivery or performance of any of the Fund Agreements, nor the consummation of the transactions herein or therein contemplated, nor the fulfillment of the terms hereof or thereof, conflict with, result in a breach or violation of, or require or result in imposition of any material lien, charge or encumbrance upon any property or assets of the Fund pursuant to, (i) the Declaration, the Statement and the Supplement of the Fund, or (ii) the terms of any material indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Fund is a party or by which it is bound or to which its property is subject, or materially violates or will materially violate any material statute, law, rule, regulation, judgment, order or decree applicable to the Fund of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Fund or any of its properties.

14.	No holders of the MFP Shares have rights to the registration of such VRDP Shares.

15.

The financial statements, together with related schedules and notes, included or incorporated by reference in the Offering and Information Memorandum present fairly, in all material respects, the financial condition and results of operations of the Fund as of the dates and for the periods indicated, comply as to form with the applicable accounting requirements of the 1940 Act and have been prepared in conformity with accounting principles generally accepted in the United States applied on a consistent basis throughout the periods involved (except as otherwise noted therein); and the other financial and statistical information and data included in the Offering and Information Memorandum are accurately derived from such financial statements and the books and records of the Fund.

16.	The Fund owns or leases all such properties as are necessary to the conduct of its operations as presently conducted.

17.

The Fund is not in violation or default of any provision of its Declaration, the Statement or the Supplement, or in material violation of (i) the terms of any material indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject or (ii) any material statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Fund or any of its properties.

18.

Since the date as of which information is given in the Offering and Information Memorandum, except as otherwise stated therein, (i) no transaction or event has occurred and no change has occurred in the condition (financial or otherwise) or operations of the Fund that would materially and adversely affect its ability to perform its obligations under this Agreement and the other Related Documents to which it is a party or by which it is bound and (ii) there have been no transactions entered into by the Fund which are material to the Fund other than those in the ordinary course of its business or as described or contemplated in the Offering and Information Memorandum (and any amendment or supplement thereto).

19.

KPMG LLP, who have audited the financial statements of the Fund and delivered their report with respect to the audited financial statements included or incorporated by reference in the Offering and Information Memorandum, is an independent registered public accounting firm with respect to the Fund within the meaning of the 1940 Act and the 1940 Act Rules and Regulations.

20.

The Fund’s trustees and officers errors and omissions insurance policy and its fidelity bond required by Rule 17g-1 of the 1940 Act Rules and Regulations are in full force and effect; the Fund is in compliance with the terms of such policy and fidelity bond in all material respects; and there are no claims by the Fund under any such policy or fidelity bond as to which any insurance company is denying liability or defending under a reservation of rights clause; the Fund has not been refused any insurance coverage sought or applied for; and the Fund has no reason to believe that it will not be able to renew its existing insurance coverage and fidelity bond as and when such coverage and fidelity bond expires or to obtain similar coverage and fidelity bond from similar insurers as maybe necessary to continue its business at a cost that would not have a material adverse effect on the condition (financial or otherwise), business prospects, earnings, business, properties, net assets or results of operations of the Fund (other than as a result of a change in the financial markets generally), whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Offering and Information Memorandum (exclusive of any supplement thereto).

21.

The Fund possesses all licenses, certificates, permits and other authorizations issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its business, and the Fund has not received any notice of proceedings relating to the revocation or modification of any such license, certificate, permit or authorization which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a material adverse effect on the condition (financial or otherwise), business prospects, earnings, business or properties of the Fund (other than as a result of a change in the financial markets generally), whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Offering and Information Memorandum.

22.

The Fund maintains and will maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization and with the investment objectives, policies and restrictions of the Fund and the applicable requirements of the 1940 Act, the 1940 Act Rules and Regulations and the Code; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with accounting principles generally accepted in the United States, to calculate net asset value, to maintain accountability for assets and to maintain material compliance with the books and records requirements under the 1940 Act and the 1940 Act Rules and Regulations; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Fund employs “internal controls over financial reporting” (as such term is defined in Rule 30a-3 under the 1940 Act) and such internal controls over financial reporting are effective as required the 1940 Act and the 1940 Act Rules and Regulations. The Fund is not aware of any material weakness in its internal controls over financial reporting.

23.

The Fund maintains “disclosure controls and procedures” (as such term is defined in Rule 30a-3 under the 1940 Act); such disclosure controls and procedures are effective as required under the 1940 Act and the 1940 Act Rules and Regulations.

24.

The Fund has not taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in a violation of federal securities laws or in stabilization or manipulation of the price of any security of the Fund to facilitate the resale of the MFP Shares, and the Fund is not aware of any such action taken or to be taken by any affiliates of the Fund.

25.

Each of the Amended and Restated Master Custodian Agreement between the Fund and State Street Bank and Trust Company dated as of February 25, 2005, the Investment Management Agreement between the Fund and the Investment Adviser dated as of October 1, 2014 (the “Management Agreement”), the Investment Sub-Advisory Agreement between the Investment Adviser and Nuveen Asset Management, LLC, a Delaware limited liability company, dated as of October 1, 2014 (the “Sub-Advisory Agreement”), the Transfer Agency and Service Agreement between the Fund and State Street Bank and Trust Company dated as of October 7, 2002 and the Fund Agreements complies in all material respects with all applicable provisions of the 1940 Act, the 1940 Act Rules and Regulations, the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and the rules and regulations thereunder (the “Advisers Act Rules and Regulations”) and the Fund’s trustees and the Fund’s shareholders have approved the Management Agreement and Sub-Advisory Agreement in accordance with Sections 15 (a) and (c), respectively, of the 1940 Act.

26.	Except as set forth or incorporated by reference in the Offering and Information Memorandum, no director of the Fund is an “interested person” (as defined in the 1940 Act) of the Fund.

27.

The conduct by the Fund of its business (as set forth or incorporated by reference in the Offering and Information Memorandum) does not require it to be the owner, possessor or licensee of any patents, patent licenses, trademarks, service marks or trade names which it does not own, possess or license.

28.

The Fund has filed all foreign, federal, state and local tax returns required to be filed or has properly requested extensions thereof (except in any case in which the failure so to file would not have a material adverse effect on the condition (financial or otherwise), business prospects, earnings, business or properties of the Fund (other than as a result of a change in the financial markets generally), whether or not arising from transactions in the ordinary course of business, except as set forth or incorporated by reference in or contemplated in the Offering and Information Memorandum) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not have a material adverse effect on the condition (financial or otherwise), business prospects, earnings, business or properties of the Fund (other than as a result of a change in the financial markets generally), whether or not arising from transactions in the ordinary course of business, except as set forth or incorporated by reference in or contemplated in the Offering and Information Memorandum; and the Fund has been and is currently in compliance with the requirements of Subchapter M of the Code to qualify as a regulated investment company under the Code.

29.

There are no transfer taxes or other similar fees or charges under federal law or the laws of any state, or any political subdivision thereof, required to be paid in connection with the execution and delivery of this Agreement.

30.

There is and has been no failure on the part of the Fund and any of the Fund’s trustees or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

31.

The Fund has adopted and implemented written policies and procedures reasonably designed to prevent violation of the Federal Securities Laws (as that term is defined in Rule 38a-1 under the 1940 Act) by the Fund, including policies and procedures that provide oversight of compliance by each investment adviser and transfer agent of the Fund.

32.

The offer and exchange of the MFP Shares in the manner contemplated by the Offering and Information Memorandum has been conducted in a manner by the Fund and its agents so as not to violate any applicable federal securities laws, including the 1940 Act and the 1940 Act Rules and Regulations, the Advisers Act and the Advisers Act Rules and Regulations, or any applicable state laws.

33.

No registration of the MFP Shares under the Securities Act is required for exchange of the Old VMTP Shares for the MFP Shares or the offering of MFP Shares for cash in the manner contemplated by the Offering and Information Memorandum.